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                                                              EXHIBIT 1.A.(3)(c)

SCHEDULE I

SCHEDULE OF PAYMENTS
--------------------

   1. Commissions payable in accordance with the terms of the agreement of which this schedule is part shall be at the rates provided for in this schedule and shall be subject to the following conditions.

   A. POLICY RATINGS
      --------------

          Commissions and other compensation will not be paid on temporary dollar ratings or on the excess over the corresponding class C extra premium for better ratings classes D and higher. However, when an extra premium is charged by reason of occupation or aviation activities of the insured, first-year and renewal commissions will be paid on such extra premium applicable to such a provision at the same rates and for the same period as are applicable to the regular premiums on the policy.

   B. 10-YEAR RENEWABLE LEVEL TERM BENEFIT PROVISION AND CHILDREN'S
                 INSURANCE BENEFIT PROVISION
                 ---------------------------

          When any such provision is attached to a policy at its date of issue, a first-year commission will be paid on the premium applicable to such a provision at the same rate as is applicable to the regular premium on the policy. When any such provision is added after issue of the basic policy, a first-year commission will be paid on the first yearly premium applicable to such a provision at the same rate as that which would apply to the regular premium of the policy to which it is attached if the policy was being issued currently. The applicable commission rate shall be based upon the original age at issue of the policy to which it is attached.

          Upon payment of premiums on the 10-year Renewable Level Term Benefit
                 Provision for the eleventh policy year and each tenth year thereafter, the regular non-vested and nontransferable service fee will be paid only on that
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                 portion of the premium equal to the premium for the prior
                 year's premium, subject to the condition that this agreement is in force at the time the premium is collected.

          Renewal commissions on renewal premiums paid under any of the above provisions will be paid for the full renewal commission period at the same rate as was applicable to such provision when it was added to the policy.


   C. DISABILITY BENEFIT PROVISION, ACCIDENTAL DEATH BENEFITS PROVISION, APPLICANT DISABILITY BENEFIT PROVISION
      --------------------------------------

          When any such benefit provision is attached to a policy at issue or added thereto during the first policy year, a first-year commission will be payable at the same rate as is payable on the regular premium of the policy to which it is attached. When any such benefit provision is added to a policy after the first policy year, no first-year commission will be paid. Renewal commissions on renewal premiums on any such provision will be at the same rate as is payable under the provisions of this agreement on premiums on policies of the type to which the benefit provision is attached. Renewal commissions will be paid only until the end of the regular renewal commission period provided for such policies. Commissions but not servicer fees will be paid on any premium waived by the Company under a disability benefit provision.
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   D. SCHEDULE OF COMMISSION RATES APPLICABLE TO PREMIUM ON POLICIES PROCURED
                                                                     --------
      UNDER THE TERMS OF THIS AGREEMENT.
      ----------------------------------




                                             1ST THRU     5TH YEAR
                                     FIRST   4TH YEAR     RENEWALS
                                      YEAR   RENEWALS   & THEREAFTER
                                     ------  ---------  -------------
COMMISSIONS
-----------------------------------
Schedule Premium Variable
   Whole Life
Rate Applicable to
   Modified Premium
Rateable Ages 75 and Under

   Standard - $25,000 to $249,999     50.0%       6.0%           3.0%
   Preferred                          45.0%       6.0%           3.0%
   Standard - $250,000 and above      45.0%       6.0%           3.0%

Rate applicable to excess premium      3.0%       3.0%           3.0%

Yearly Renewable Term
   Rateable Ages 20 to 65, incl.

     Standard                         35.0%       6.0%           3.0%
     Preferred                        30.0%       6.0%           3.0%

   Rateable Ages 66 to 70, incl.

     Standard                         27.5%       6.0%           3.0%
     Preferred                        22.5%       6.0%           3.0%

   Rateable Ages 71 and over

     Standard                         20.0%       6.0%           3.0%
     Preferred                        15.0%       6.0%           3.0%

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   D.  EXPENSE REIMBURSEMENT ALLOWANCES AND PERSISTENCY BONUSES
       --------------------------------------------------------

         Expense reimbursement allowances and persistency bonuses will be payable on policies procured under this agreement in accordance with the terms of the Independent Producer's Commission Agreement and the Independent Producers Expense Reimbursement Allowance Agreement executed by and between the broker-dealer and a general agent or district manager of Hancock.

   E. POST-TERMINATION COMMISSIONS
      ----------------------------

         In case this agreement shall terminate, JHVLICO will pay post-termination commissions at rates not to exceed those shown in
                 Section 1 above on all premiums or installments thereof paid to the Company on policies issued on applications procured under this agreement, subject to the provisions of Section 1 hereof and so long as such payments are not prohibited by NASD or other applicable regulations.